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                                                                    EXHIBIT 99.1
[COMPANY LOGO]

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                                  MEDIA CONTACT:
                                                                     Doug Draper
                                                                    216-222-2929
                                                    doug.draper@nationalcity.com



                    NATIONAL CITY REALIGNS CONSUMER FINANCE,
                               MORTGAGE MANAGEMENT

         CLEVELAND, August 14, 2002 - National City Corporation (NYSE: NCC) has realigned management responsibilities for its consumer finance and mortgage businesses to better serve customers.

         "The recently announced move of Peter Raskind to head Retail Sales and Distribution has offered a window of opportunity to think about the organizational alignment of the business units comprising our Consumer Finance segment," said David A. Daberko, chairman and chief executive officer of National City.

         The company's businesses serving the housing and home equity markets nationally will be grouped into a new unit called National Consumer Finance. National City's mortgage businesses - National City Mortgage Company, First Franklin Financial Corporation, Altegra Credit Company and National Home Equity
- will comprise this unit and report to John D. Gellhausen, currently president and chief operating officer of National City Mortgage. In his new role, Gellhausen will report to Robert G. Siefers, vice chairman.

         The company's credit card, dealer and education finance businesses will continue to report to Raskind and become part of Retail Sales and Distribution. "These businesses are concentrated in our regional footprint," Daberko said. "Their customers should have their entire banking relationship with us, not just a single credit product as is often the case."

         Consumer Loan Services (CLS), which supports dealer, retail and National Home Equity, will report to Jon L. Gorney, executive vice president and head of Corporate Operations and Information Services (COIS). "CLS and COIS have the same needs for service quality and efficiency and will benefit from sharing operating disciplines," said Daberko.

         In a related move, I. Robert Emmerich, executive vice president, consumer finance credit, will now report to Robert J. Ondercik, chief credit officer. This reporting change is consistent with National City's evolution to a more comprehensive corporate-wide risk management system. More will be released on this subject at a later date.


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         Reporting relationships are also changing for Jeffrey D. Kelly, chief financial officer, and David L. Zoeller, general counsel. They will now report directly to Daberko, who commented, "In this time of increased emphasis on corporate governance, it is best to have these two functions report directly to the CEO."

         Daberko added, "All of the units affected by these moves are well managed and performing at high levels. By aligning them more logically around their respective customers, I believe we can further elevate their performance."

         Gellhausen joined National City in 1995 and held positions in corporate planning and corporate treasury before being named corporate comptroller in 1998. He moved to National City Mortgage in 2000. Previously he held positions at Cullen/Frost Bankers, Inc. and Ernst & Young in San Antonio.

         Raskind previously served as head of National City's consumer finance line of business. He joined National City in September 2000 after a 17-year career with First Bank System/U.S. Bancorp. At U.S. Bancorp, he was vice chairman with responsibility for branch and telephone banking.

         Gorney, a 29-year National City veteran, is responsible for managing operations and technology services that support National City's business units. He also manages the introduction of new technologies to the corporation. He joined National City in 1973 and has held a variety of positions in information services.

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ABOUT NATIONAL CITY
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National City Corporation (NYSE: NCC) is headquartered in Cleveland, Ohio and is one of the nation's largest financial holding companies. As of June 30, 2002, National City had total assets of $99 billion and total deposits of $57 billion. The company operates through an extensive distribution network in Ohio, Michigan, Pennsylvania, Indiana, Kentucky, and Illinois, and in selected national markets. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and card processing. National City's website can be found at www.NationalCity.com.